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                                                                  Exhibit (1)(c)

                                   THE GALAXY FUND
                           (A MASSACHUSETTS BUSINESS TRUST)


                        CERTIFICATE: CLASSIFICATION OF SHARES

          I, W. Bruce McConnel, III, do hereby certify as follows:

         (1)  That I am duly elected Secretary of The Galaxy Fund (the "Trust");

         (2) That in such capacity I have examined the records of actions taken by the Board of Trustees of the Trust;

         (3) That Peter Meenan, the initial trustee, duly adopted the following resolution as the sole trustee of the Trust on April 2, 1986.

               RESOLVED, that pursuant to Section 5.1 of the Declaration of Trust of the Trust, two series of units of beneficial interest in the Trust, classified as Class A shares and Class B shares are established;

               Pursuant to Section 5.1 of the said Declaration, each class of shares classified pursuant to the foregoing resolution shall have the preference, conversion and other rights, voting powers, restrictions, limitations, qualifications and terms and conditions of redemption provided for in the Declaration of Trust with respect to Shares of any class.

          (4) That the foregoing resolution remains in full force and effect the date hereof.




                                   /s/W. Bruce McConnel, III
                                   ----------------------------
                                   W. Bruce McConnel, III

Dated:  May 5, 1986

          Subscribed and Sworn to before me this day of May 1986.


                                   /s/Linda M. Cecot
                                   --------------------------
                                   Notary Public

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My Commission Expires